Exhibit 99.1

S T A T E O F M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

In the matter of application of	)
SEMCO ENERGY GAS COMPANY for authority to	)
implement a gas cost recovery plan and factors for	)	Case No. U-14402
the 12-month period April 2005 through March 2006.	)
)

SECOND SETTLEMENT AGREEMENT

As provided in Section 78 of the Administrative Procedures Act of 1969 (“APA”), as amended, MCL 24.278, and the Michigan Public Service Commission’s (“Commission”) Rules of Practice and Procedure, Rule 333, 1992 AACS, R 460.17333, and encouraged by the Commission’s policy towards settlement of contested issues, SEMCO Energy Gas Company (“SEMCO Gas”), Residential Ratepayer Consortium (“RRC”), Attorney General Michael A. Cox (“AG”) and the Michigan Public Service Commission Staff (“Staff”) have resolved through settlement discussions the contested issues relating to the Petition to Reopen and hereby agree as follows:
1.    On December 29, 2004, SEMCO Gas filed in Case No. U-14402 its GCR plan and factors for the 12-months ending March 31, 2006. Following the filing of testimony and exhibits by Staff and the AG, and supplemental testimony and exhibits by SEMCO Gas, the parties, entered into a settlement agreement which encouraged Commission approval of SEMCO Gas’s plan as amended, and supported adoption of a base 2005-06 GCR factor of $7.9055 per Mcf and adoption of 2005-06 maximum GCR factors by using the quarterly adjustment contingency factor tariff.
2.    On September 20, 2005, the Commission issued its Order Approving Settlement Agreement, thereby approving SEMCO Gas’s plan, establishing a 2005-06 base GCR factor of $7.9055 per Mcf and authorizing the implementation of 2005-06 maximum GCR factors by using the quarterly adjustment contingency factor tariff.

    3.    On October 4, 2005, SEMCO Gas filed, pursuant to MCL 460.6h(10), a Petition to Reopen its GCR plan (“Petition”). In its Petition, SEMCO Gas represents that there has been a significant, unanticipated increase in natural gas prices. SEMCO Gas represents that as a result of this unpredicted increase, SEMCO Gas will experience an underrecovery of approximately $67,639,450.00, and that the recovery of interest in connection with the underrecovery will exacerbate the magnitude of the underrecovery. SEMCO Gas represents that the anticipated underrecovery and the related interest burden may be minimized if it is authorized to: (i) revise its base GCR factor to $11.975 per Mcf, (ii) increase the NYMEX price cap in the contingency mechanism to $4.00 and (iii) reflect and implement these revisions in the first billing month immediately following the issuance of the MPSC’s order on reopening.
4.    On October 6, 2005, the Commission issued in this case its Order Reopening Proceeding (“October 6 Order”) noting the “recent dramatic increase in the cost of natural gas” as a basis for reopening, and setting an expedited schedule on reopening.
5.    In accordance with the schedule established in the October 6 Order, on October 17, 2005, the AG and Staff filed testimony and exhibits addressing the issues on reopening, and on October 24, 2005, SEMCO Gas filed rebuttal testimony.
6.    Subsequently, the parties engaged in settlement discussions and have agreed that:
a.	SEMCO Gas’s 2005-06 GCR plan should be revised to reflect the increase in natural gas prices;

b.	SEMCO Gas should be authorized to implement a revised base GCR factor of $11.2684 per Mcf for the billing months of November 2005 through March 2006;
c.	Effective with the revised base GCR factor set forth in ¶b herein, SEMCO Gas’s contingency mechanism should be suspended effective for the billing months of November 2005 through March 2006;
d.	SEMCO Gas will not file a petition to reopen Case No. U-14402 pursuant to MCL 460.6h(10);
e.	SEMCO Gas will make a specific proposal in its next GCR plan filing (December 2005) for a method to recover its accrued, if any, underrecovery including interest through March 31, 2006; and
f.	All other terms and conditions of the settlement agreement as approved by the Commission’s September 20, 2005 Order remain unchanged and in effect.
7.    It is the opinion of all signatories that this settlement agreement will promote the public interest and will aid the expeditious conclusion of this case. In reaching this agreement, the parties acknowledge that:
a.	SEMCO Gas makes no profit on the gas costs recovered through its GCR factor;
b.
Under current circumstances, by early implementation of the GCR factor set forth in ¶6b in the November 2005 billing month, SEMCO Gas will avoid the need to charge GCR customers a higher GCR factor in January through March 2006 when gas usage is very high; and

c.	All the gas costs affected by this settlement agreement will be reviewed by the parties and the Commission for reasonableness and prudence in SEMCO Gas’s 2005-2006 GCR reconciliation case.
8.    The parties join in respectfully requesting that the Commission grant prompt approval of this settlement agreement. The Staff agrees that this settlement is just, reasonable and in the public interest. The parties agree not to appeal, challenge or contest the Commission’s order accepting and approving this settlement agreement without modification. If the Commission does not accept the settlement agreement without modification, the agreement shall be withdrawn and shall not constitute any part of the record in this proceeding or be used for any other purpose whatsoever. The parties also agree that if the Commission fails to issued an order approving this settlement agreement in time for the revised base factor set forth in ¶6b to be in effect for SEMCO Gas’s November billing month, the settlement agreement will be null and void and withdrawn.
9.    This settlement agreement has been made for the sole and express purpose of settling this case, and all discussions relating hereto are and shall be privileged and shall not be used in any manner, or be admissible, for any other purposes in connection with this proceeding or any other proceeding, except as necessary to enforce the provisions hereof. This settlement agreement shall not constitute a precedent in any other case or proceeding except as necessary to carry out its terms.
10.    The parties agree to waive Section 81 of the Administrative Procedures Act of 1969 (MCL 24.281), as it applies to the issues in this proceeding, if the Commission approves this settlement agreement without modification.

SEMCO ENERGY GAS COMPANY

Dated: 10/27/05	By:	/s/ Sherri A. Wellman

One of its Attorneys Harvey J. Messing (P23309) Sherri A. Wellman (P38989) LOOMIS, EWERT, PARSLEY, DAVIS & GOTTING, P.C. 232 S. Capitol Avenue, Suite 1000 Lansing, MI 48933

MICHIGAN PUBLIC SERVICE COMMISSION STAFF

Dated: 10/27/05	By:	/s/ Michael J. Orris

Its Attorney Michael J. Orris (P51232) Assistant Attorney General 6545 Mercantile Way, Suite 15 Lansing, MI 48911

ATTORNEY GENERAL MICHAEL A. COX

Dated: 10/27/05	By:	/s/ Michael E. Moody

His Attorney Michael E. Moody (P51985) Consumer Protection- Attorney Assistant Attorney General P.O. Box 30755 Lansing, MI 48909

RESIDENTIAL RATEPAYER CONSORTIUM

Dated: 10/27/05	By:	/s/ David L. Shaltz

Its Attorney David L. Shaltz (P29330) Shaltz & Royal, P.C. 2379 Woodlake Drive, Suite 480B Okemos, MI 48864